Exhibit 99.1

News Release

Contact: John A. Hauser

   (920)743-5551

Source:   Baylake Corp.

Baylake Corp. Reports 71% Year-Over-Year Earnings Growth in 2012

Sturgeon Bay, Wisconsin, January 22, 2013 – Baylake Corp. (OTCBB:BYLK), holding company for Baylake Bank, which provides full service banking and financial services from 23 locations in Northeast and Central Wisconsin, today announced results for the year and quarter ended December 31, 2012.  Baylake’s results reflected strong earnings, improved efficiency through a more healthy and productive balance sheet, an increase in noninterest income and improved asset quality. For the year ended December 31, 2012, Baylake’s net income was $7.64 million or $0.84 per diluted share, compared with $4.48 million or $0.57 per diluted share for the year ended December 31, 2011. In fourth quarter 2012, the company recorded net income of $2.93 million or $0.31 per diluted share, compared with $1.75 million or $0.22 per diluted share in fourth quarter 2011.

The company’s 2012 results reflect a $0.83 million pre-tax gain from the sale of four branch offices in September 2012.  The impact of the branch sales is reflected in year-over-year comparisons between December 31, 2012 and December 31, 2011. Management expects the sale to produce meaningful cost savings over time, as the company shifts its focus to enhancing the profitability and productivity of its 23 remaining branch locations.  Further, the company intends to prudently grow through additions of new banking and loan production facilities or potentially through acquisitions that enhance the bank’s presence in existing markets or establish it in attractive new markets.

HIGHLIGHTS

•

Significant year-over-year earnings growth reflects the positive impacts of balance sheet repositioning, continued overall asset quality improvement, the sale of four branch offices, and sharply lower interest expense.  Additionally, a deferred tax asset of $0.66 million previously written off as unrealizable was reversed in the fourth quarter of 2012, reducing current year tax expense and increasing the net earnings for 2012.

•

The company demonstrated an improved return on average assets (“ROAA”) of 0.74% for the year ending December 31, 2012, compared with 0.43% for 2011. ROAA in the fourth quarter of 2012 rose to 1.18%, compared with 0.66% in fourth quarter of 2011.

•

Maintaining a focus on increasing shareholder value, Baylake’s return on equity for the year ended December 31, 2012 was 8.60% in aggregate, compared with 5.53% in aggregate for 2011. Shareholder’s equity to assets rose to 9.10% at December 31, 2012, compared with 7.77% for the prior year end.

•

Book value per common share rose 9.9% to $11.73 per common share at December 31, 2012, compared to $10.67 per common share a year earlier.

•

Non-performing loans to total loans declined to 2.42% at December 31, 2012, compared with 3.09% at December 31, 2011, even with a reduction in performing loans as the result of the previously mentioned branch sales.

•

The company reduced the total dollar amount of non-performing loans by 26.2% by the end of 2012 compared with year end 2011.

•

Non-interest income grew significantly to $13.82 million in 2012 from $10.02 million in 2011, mainly driven by an increase in net gains from security sales and a 61.3% increase in the bank’s income derived from the sale of loans, primarily residential, sold into the secondary market.

•

The company’s consolidated total risk-based capital ratio increased 242 basis points to 15.96% at December 31, 2012, compared with 13.54% at December 31, 2011, reflecting its strengthened capital position.

“In 2012, we executed on numerous value-creating initiatives implemented over the past several years, and the results of those efforts were clearly demonstrated in our past year’s performance compared with 2011,” said Robert J. Cera, President and CEO. “I believe the strength of Baylake’s 2012 net earnings and enhanced return on assets and equity, higher book value per common share, and improved capital ratios not only reflect the progress made during the year, but illustrate the strength of the core Baylake Bank franchise.

“Continued improvements in asset quality and loan growth remain our highest priorities for 2013. With a focus on our most productive assets, we believe the bank is well positioned to explore growth opportunities that maximize the organization’s capabilities and our talented, experienced management team. As I have noted before, a key strategy for Baylake is to expand relationships with current customers by capturing a greater share of their banking needs, including all forms of credit, as well as investment, trust and asset management services.

“Historically, the bank has been predominantly consumer and small business banking focused. While we are still strongly committed to that segment of our customer base, we are implementing a number of strategic initiatives to diversify our asset mix through an expansion on the commercial lending side of our business. We feel this commitment to capturing a greater share of customers’ total banking business can help us grow further in the markets we currently serve and in strategically selected new markets in Wisconsin.”

Net interest income after provision for loan losses was $27.01 million in 2012, compared with $27.49 million in 2011. For the quarter ended December 31, 2012, net interest income after loan loss provision was $7.48 million, compared with $7.76 million in fourth quarter 2011. The reduction in interest income resulting from the branch sales and an increased provision for loan losses were partially offset by a sharp reduction in total interest expense.

Total interest expense for the year ended December 31, 2012 declined to $6.76 million compared with $9.58 million in 2011.  Fourth quarter 2012 total interest expense was $1.38 million compared with $2.17 million in fourth quarter 2011. The company reduced borrowings (Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings) to $91.57 million at December 31, 2012, compared with $102.57 million at December 31, 2011. This reduction in borrowings, combined with more aggressive interest rate management strategies, contributed to a stable net interest margin of 3.53% for the year ended December 31, 2012, compared with 3.55% for the year ended December 31, 2011. According to Cera, “Baylake, like most banks, will experience some margin pressure in the ongoing low interest rate environment, which it appears will continue at least through 2013.”

The bank’s provision for loan losses was $5.43 million in 2012, compared with $5.05 million in 2011. In fourth quarter 2012, the loan loss provision was $0.30 million compared with $0.60 million in fourth quarter 2011. Baylake’s non-performing loans declined 26.2% to $14.45 million at December 31, 2012, compared with $19.58 million at December 31, 2011. Non-performing loans to total loans declined to 2.42% in 2012, compared with 3.09% in 2011. Total non-performing assets were $24.92 million at December 31, 2012, compared with $31.70 million at December 31, 2011.

“We made significant progress throughout 2012 to improve the overall quality of our loan portfolio and reduce non-performing loans,” noted Cera. “Our core franchise generated new, high quality loans during the year, which partially offset the $36.8 million reduction in loans resulting from the sale of four branch offices located in Waupaca County. The fact that we finished the year with a decline in non-performing loans as a percent of a total loan base was encouraging. Going forward, we are focused on generating meaningful loan growth from a leaner asset base.”

Total non-interest income in 2012 was $13.82 million compared with $10.02 million in 2011, reflecting an increase in income generated from the sale of mortgages, a one-time gain as a result of the branch sales, and gains on the sale of securities. Year-over-year, revenue from Baylake’s fiduciary business increased 9.6% to $1.01 million. Cera noted that growing non-interest income from asset management and fees from commercial relationship services presents a growth opportunity in 2013.

“We offer a full range of business banking services and solutions as well as asset management and financial planning capabilities, which gives us a strong competitive edge over many banks in our markets,” Cera explained. “We believe there is a good opportunity to win a greater share of customers’ financial services business. Our experienced, dedicated people are accelerating their efforts to leverage our robust service and technology infrastructure to both cross-sell our current customers and win new customers. ”

Year-over-year non-interest expense was $31.70 million compared with $31.63 million in 2011. Fourth quarter non-interest expense was $7.74 million compared with $7.85 million in fourth quarter 2011. The company anticipates lower operating costs as a result of the branch sales completed in September of 2012.  Non-interest expense levels in 2013 are expected to be impacted by lower costs resulting from the operation of foreclosed properties, which increased to $3.85 million in 2012 from $2.14 million in 2011.  Continued asset quality improvement is anticipated and should have a further positive impact on reduced loan and collection expenses in future quarters.

Balance Sheet, Asset Quality

At December 31, 2012, total assets were $1.02 billion, compared with $1.09 billion at December 31, 2011. Total loans were $596.43 million at December 31, 2012, compared with $632.88 million at December 31, 2011 and total deposits were $806.02 million at the end of 2012 compared with $865.19 million at year end 2011. These decreases reflect the sale of four branch offices located in Waupaca County, WI in September 2012.

As noted earlier, the bank made meaningful progress in 2012 to reduce the dollar amount of legacy non-performing assets, while continuing to reserve aggressively for loan losses. At December 31, 2012, the company’s allowance for loan losses to total non-performing loans was 63.43%, compared with 54.32% a year earlier. “As the amount of non-accruing loans continues to decline, and with fewer loans at risk of moving into the non-performing category, the bank should make significant headway in 2013 to further reduce non-performing assets below our target levels of 2.00%,” Cera explained.

Baylake’s stockholders’ equity at December 31, 2012 rose 10.4% to $93.1 million, or 9.10% of total assets, compared with $84.40 million or 7.77% of total assets at December 31, 2011. Baylake’s total risk-based capital ratio increased to 15.96% at December 31, 2012 from 13.54% at December 31, 2011. The company’s tier 1 risk-based capital ratio was 13.34% at December 31, 2012 compared with 11.03% a year earlier and its leverage ratio was 9.41% at December 31, 2012, compared with 7.93% at December 31, 2011. Both Baylake Corp. and Baylake Bank exceeded “well capitalized” thresholds established under applicable bank and bank holding company regulatory guidelines.

Cera concluded: “In the past few years we have made great strides to strengthen the bank. With all key regulatory hurdles now cleared, and with improved asset quality and a sound capital position, we are turning more of our attention to growth and building long term shareholder value. Although there is intense competition among banks for customers, we are confident that Baylake has the products, services and personnel needed to grow market share in the communities we serve. We have a management team with large regional and statewide banking experience and we continue to examine prudent growth opportunities in Wisconsin that would expand our reach, leverage our infrastructure and capabilities, and increase the value of the company.”

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 23 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. These factors, which are described in this press release and in the annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 under “Item 1A. Risk Factors,” include certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated.  The selected financial and other data at December 31, 2012 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) December 31, 2012 numbers are UNAUDITED	December 31, 2012	December 31, 2011

Total assets	$ 1,023,971	$ 1,086,929
Investment securities (1)	242,019	284,331
Total loans	596,427	632,884
Total deposits	806,015	865,187
Borrowings (2)	91,568	102,566
Subordinated debentures	16,100	16,100
Convertible promissory notes	9,400	9,450
Stockholders’ equity	93,144	84,401
Non-performing loans (3)	14,448	19,583
Non-performing assets (3)	24,924	31,702
Restructured loans, accruing	3,931	22,009

Shares outstanding	7,937,347	7,911,539
Book value per share	$ 11.73	$ 10.67

	As of and for the Three Months Ended		As of and for the Twelve Months Ended
	December 31,		December 31,
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data – UNAUDITED	2012	2011	2012	2011
Total interest income	$ 9,164	$ 10,529	$ 39,186	$ 42,122
Total interest expense	1,381	2,172	6,755	9,582
Net interest income before provision for loan losses	7,783	8,357	32,431	32,540
Provision for loan losses	300	600	5,425	5,050
Net interest income after provision for loan losses	7,483	7,757	27,006	27,490

Total non-interest income	3,186	2,879	13,823	10,020
Total non-interest expense	7,739	7,850	31,704	31,627

Income before income taxes	2,930	2,786	9,125	5,883
Income tax expense (benefit)	(1)	1,033	1,483	1,407
Net income	$ 2,931	$ 1,753	$ 7,642	$ 4,476

Selected Operations Data – UNAUDITED
Per Share Data: (4)
Net income per share (basic)	$ 0.37	$ 0.22	$ 0.96	$ 0.57
Net income per share (diluted)	$ 0.31	$ 0.22	$ 0.84	$ 0.57
Cash dividends per common share	$ 0.04	$ --	$ 0.08	$ --
Book value per share	$ 11.73	$ 10.67	$ 11.73	$ 10.67

	As of and for the Three Months Ended		As of and for the Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Performance Ratios: (5)
Return on average total assets	1.18%	0.66%	0.74%	0.43%
Return on average total shareholders’ equity	12.70%	8.32%	8.60%	5.53%
Net interest margin (6)	3.56%	3.55%	3.53%	3.55%
Net interest spread (6)	3.44%	3.43%	3.43%	3.44%
Efficiency ratio (9)	72.80%	69.83%	72.52%	73.60%
Non-interest income to average assets	1.28%	1.08%	1.33%	0.96%
Non-interest expense to average assets	3.12%	2.95%	3.05%	3.04%
Net overhead ratio (7)	1.83%	1.87%	1.72%	2.08%
Average loan to average deposit ratio	74.69%	74.34%	74.29%	74.87%
Average interest earning assets to average interest bearing liabilities	119.34%	112.95%	114.58%	110.70%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	2.42%	3.09%	2.42%	3.09%
Allowance for loan losses to:
Total loans	1.54%	1.68%	1.54%	1.68%
Non-performing loans	63.43%	54.32%	63.43%	54.32%
Net charge-offs to average loans	1.19%	1.75%	1.11%	0.94%
Non-performing assets to total assets	2.43%	2.92%	2.43%	2.92%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	9.10%	7.77%	9.10%	7.77%
Tier 1 risk-based capital	13.34%	11.03%	13.34%	11.03%
Total risk-based capital	15.96%	13.54%	15.96%	13.54%
Leverage ratio	9.41%	7.93%	9.41%	7.93%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	23	27	23	27
Number of full-time equivalent employees	266	298	266	298

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.

(5)

With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets and land held for sale and net gains on sale of branches.